Exhibit 4.4

Description of the Company’s Common Stock Registered Under Section 12 of the Exchange Act of 1934, as amended

Nova LifeStyle, Inc. (the “Company”, “we”, “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which consists of common stock, $0.001 par value per share (the “Common Stock”). The following is a summary of information concerning our Common Stock. This summary does not purport to be a complete statement of the relevant provisions of the Common Stock and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended (the “Articles of Incorporation”), our Amended and Restated Bylaws (“Bylaws”), and applicable provisions of the Nevada Revised Statutes (the “NRS”).

Our authorized capital stock consists of 250,000,000 shares of Common Stock, par value $0.001 per share. Currently, we have no other authorized class of stock.

As of April 11, 2024, there were 2,322,115 shares of our Common Stock outstanding, held by approximately 50 stockholders of record. In addition, there are 13,400 option shares that were granted and vested but not yet issued, 4,500 shares of unvested restricted stock of the Company’s common stock and the warrants to purchase 245,192 shares of common stock of the Company as of April 11, 2024. Our Common Stock is currently traded on The NASDAQ Stock Market LLC under the symbol “NVFY”. The transfer agent and registrar for our common stock is Issuer Direct Corporation.

The holders of our Common Stock are entitled to one vote per share. Our Articles of Incorporation do not provide for cumulative voting. The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

All issued and outstanding shares of Common Stock are fully paid and nonassessable. Shares of our Common Stock that may be offered for resale, from time to time, under this prospectus will be fully paid and nonassessable.

As a Nevada corporation, we are also subject to certain provisions of the Nevada Revised Statutes (the “NRS”) that have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The NRS provides that specified persons who, with or through their affiliates or associates, own, or affiliates and associates of the subject corporation at any time within two years own or did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder, unless the combination meets all of the requirements of the articles of incorporation of the company, and: (i) the combination or transaction by which such person first became an interested stockholder was approved by the board of directors before they first became an interested stockholder; or (ii) such combination is approved by: (x) the board of directors; and (y) at an annual or special meeting of the stockholders (not by written consent), the affirmative vote of stockholders representing at least 60% of the outstanding voting power not beneficially owned by such interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.